UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 15, 2024

Expro Group Holdings N.V.
(Exact Name of Registrant as Specified in Charter)

The Netherlands	001-36053	98-1107145
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1311 Broadfield Blvd., Suite 400 Houston, TX	77084
(Address of Principal Executive Offices)	(Zip code)

(713) 463-9776
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, €0.06 nominal value	XPRO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.          Entry into a Material Definitive Agreement.

Incremental Facility

On May 15, 2024, Expro Group Holdings N.V. (the “Company”) established an incremental facility under its senior secured revolving facility agreement dated October 1, 2021, as amended and/or supplemented from time to time (the “Revolving Facility Agreement”), in order to increase its existing $250 million revolving credit facility by a further $90 million in commitments, to a total of $340 million.  The establishment of the incremental facility was accomplished by a notice entered into with DNB Bank ASA as Agent, together with a consortium of banks as lenders.  The incremental facility has the same terms and conditions as the existing facility provided under the Revolving Facility Agreement.

The incremental facility is available for the same general corporate purposes as the existing facility provided under the Revolving Facility Agreement, including acquisitions.  On May 15, 2024, the Company drew down on the new facility in the amount of approximately $76 million to finance the Acquisition (as defined below).

Registration Rights Agreement

In connection with the closing of the Acquisition (the “Closing”), on May 15, 2024, the Company and the sellers party to the Stock Purchase Agreement (as defined below), entered into a Registration Rights Agreement (the “Registration Rights Agreement”), which provides for, among other things, (i) a lock-up on any transfer of the Shares (as defined below) post-Closing, subject to certain exceptions, which lock-up will expire with respect to (A) 50% of the Shares on the business day following 90 days after the Closing, (B) 25% of the Shares on the business day following 120 days after the Closing and (C) 25% of the Shares on the business day following 150 days after the Closing and (ii) the Company agreed to register the Shares for resale pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”).

A copy of the Registration Rights Agreement is filed with this Current Report on Form 8-K as Exhibit 4.1. The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Registration Rights Agreement filed herewith.

Item 2.01.          Completion of Acquisition or Disposition of Assets.

On May 15, 2024, the Company completed its previously announced acquisition of CTL UK Holdco Limited, a company incorporated and registered in England and Wales (“Coretrax”), with an effective date of May 1, 2024, for (i) cash equal to $75 million and (ii) 6,750,000 shares of common stock, €0.06 nominal value per share, of the Company (the “Shares”). The Company issued 500,000 of the Shares into an escrow arrangement and such Shares will be released from escrow pursuant to the terms of the Agreement relating to the sale and purchase of CTL UK Holdco Limited, dated February 13, 2024 (the “Stock Purchase Agreement”), by and among the Company, Expro Holdings UK 3 Limited and BP INV4 Holdco Ltd and other sellers party thereto, and the escrow agreement contemplated thereby. Upon consummation of the Acquisition, Coretrax became a wholly owned subsidiary of the Company.

Item 2.03.         Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 3.02.          Unregistered Sales of Equity Securities.

The information contained above under Item 1.01, to the extent applicable, is hereby incorporated by reference herein. The Shares issued pursuant to the Stock Purchase Agreement were offered and sold in reliance on the exemption afforded by Section 4(a)(2) of the Securities Act or in transactions not subject to registration pursuant to Regulation S under the Securities Act. None of the Shares nor the offering thereof have been registered under the Securities Act or any state securities laws, and the Shares may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from the registration requirements.

Item 7.01.          Regulation FD Disclosure.

On May 15, 2024, the Company issued a press release announcing the completion of the Acquisition with an effective date of May 1, 2024. A copy of the press release is furnished herewith as Exhibit 99.1 hereto and is incorporated into this Item 7.01 by reference.

The information contained in Item 7.01 of this Current Report on Form 8-K, including the information contained in Exhibit 99.1 attached hereto, shall not be deemed to be “filed” for purposes of section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liabilities of that section, and is not incorporated by reference into any registration statement or other filing under the Securities Act of 1933, as amended, except as otherwise expressly stated in such filing.

Item 9.01.          Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
4.1	Registration Rights Agreement, dated May 15, 2024, by and among Expro Group Holdings N.V. and the shareholders party thereto.

99.1	Press Release, dated May 15, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 15, 2024	Expro Group Holdings N.V.

	By:	/s/	John McAlister
John McAlister
General Counsel and Secretary